Exhibit 10.75

April 29, 2008

Andre Dahan

Comverse Technology, Inc.

810 Seventh Avenue

35th Floor

New York, NY 10019

Re:	Amendment to the Deferred Stock Unit Award Agreement (the “Deferred Stock Award Agreement”) dated as of April 30, 2007 between Comverse Technology, Inc. (the “Company”) and Andre Dahan

Dear Andre:

The Compensation Committee of the Company’s Board of Directors has authorized two amendments to the terms of the Deferred Stock Award Agreement. Upon your execution of this letter amendment below, the Deferred Stock Award Agreement is hereby amended as provided below:

1. Section 3(d) of the Deferred Stock Award Agreement is deleted in its entirety and replaced with the following new Section 3(d) which shall read as follows:

“(d) Resignation/Death/Disability. Subject to the terms of Grantee’s Employment Agreement with the Company, dated April 10, 2007, as amended, in the event of Service Termination resulting from the Grantee’s voluntary resignation, death or Disability, all unvested Granted Units subject to this award shall be immediately forfeited as of the Termination Date.”

2. Section 4(a) of the Deferred Stock Award Agreement is amended by adding the following as the last sentence of Section 4(a):

“Notwithstanding anything to the contrary contained in this Section 4(a), and subject to Section 4(b), the number of shares of Common Stock deliverable to the Grantee in respect of any Granted Units which vest in calendar year 2008 shall be deliverable to the Grantee on the first date within the “short-term deferral period” (as defined in Treasury Reg. §1.409A-l(b)(4)) on which there is an Effective Registration (as defined below) in place, but in no event later than March 15, 2009; provided, however, that in the event of the Grantee’s Service Termination in accordance with Section 3(b) prior to March 15, 2009 and there is no Effective Registration in place, the number of shares of Common Stock in respect of any Granted Units which are vested as of the Termination Date shall be delivered to the Grantee on the Termination Date, less a number of shares of Common Stock with an aggregate value sufficient to cover any applicable Withholding Tax, with the shares of Common Stock valued using the closing price of the Common Stock on the Termination Date. For purposes of this Section 4, “Effective Registration” shall mean the registration of the shares of Common Stock granted to the Grantee hereunder pursuant to an effective registration statement on Form S-8 or any successor form under the Securities Act of 1933, as amended, and no restrictions under applicable law apply to the resale of such shares of Common Stock at the time of delivery of such shares of Common Stock.”

Except as expressly herein amended, the terms and conditions of the Deferred Stock Award Agreement shall remain in full force and effect.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Cynthia L. Shereda
Name:	Cynthia L. Shereda
Title:	Executive Vice President, General Counsel and Corporate Secretary

Accepted and Agreed as of April 29, 2008:

/s/ Andre Dahan
Andre Dahan

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